Exhibit (a)(1)(J)

Form of Reminder Email to Eligible Employees with Eligible

Options Regarding the Expiration of the Exchange Offer

From:	Sarah Sardella
Subject:	Reminder! Stock Option Exchange Program Form Due in [—] days
To:	All Eligible Employees with Eligible Options
Date:	[DATE], 2022

As you know, TCR2 Therapeutics Inc. is offering you the opportunity to exchange your outstanding underwater stock options for restricted stock unit awards, should you wish to do so.

This is just a reminder that the Exchange Offer and your withdrawal rights will expire at 11:59 p.m., Eastern Time, on November 16, 2022, unless extended by the Company. TCR2 must receive your properly completed and signed Election Forms and/or Notices of Withdrawal by the Expiration Time. We cannot accept late submissions.

Your personalized election form was sent via DocuSign to your TCR2 email address on October 19, 2022. Please complete this form to either: 1) participate in the Exchange Offer or, 2) reject the Exchange Offer and retain all of your Eligible Options. After submitting this form, you will receive an email confirmation within 1-2 business days.

If you make no election, or do not return the Election Form before the Expiration Time, you will retain your Eligible Option(s) subject to their original terms, and no New RSUs will be granted to you.

If you elect but later decide to withdraw your election, please deliver a completed and signed Notice of Withdrawal [link] to AskHR@tcr2.com by 11:59 p.m., Eastern Time, on November 16, 2022.

Please carefully review all of the Offer Documents before making any decisions regarding this Exchange Offer. The materials include:

•  Offer to Exchange Eligible Options for New Restricted Stock Units document [link]

•  Your TCR[2] Option Exchange Program Brochure (Adobe Reader recommended) [link]

•  Educational Videos:

•  TCR[2] Therapeutics’ Option Exchange Program Overview

•  Option Exchange Example

•  The Tender Offering

•  Webinar recording [link]

•  Live webinar: [DATE] [link]

This communication does not constitute an offer to holders of TCR2 Therapeutics Inc.’s outstanding stock options to exchange those options. Persons who are eligible to participate should read the Tender Offer Statement on Schedule TO and other related materials because they contain important information about the program and the related tender offer. These documents may be accessed on the “Resources” section of Namely, our TCR2 website at https://investors.tcr2.com/sec-filings, or through the SEC website at www.sec.gov. Capitalized terms used but not otherwise defined in this email shall have the meanings set forth in the Exchange Offer documents.